EXHIBIT 10.1

TRANSITION SERVICES AND SEPARATION AGREEMENT

This TRANSITION SERVICES AND SEPARATION AGREEMENT (this “Agreement”) is entered into as of September 10, 2024 (the “Effective Date”) by and between Noodles & Company (the “Company”) and Brad West (“Executive”). Executive and the Company are each referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, Executive and the Company have agreed that Executive’s service as Chief Operating Officer will end on the date on which his successor to such position commences employment with the Company (the “Transition Date”) and, following the Transition Date, Executive’s employment with the Company will terminate effective as of June 30, 2025 (the “Separation”, and such date, the “Separation Date”), unless earlier terminated in accordance with the terms hereof (the period from the Effective Date until the Separation Date or the date of any earlier termination of employment, the “Term”); and

WHEREAS, Executive and the Company wish to set forth the terms and conditions of Executive’s continued employment through his termination and the related rights and obligations of the Parties, each as described in this Agreement.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Transition; Services. Following the Effective Date until the Transition Date, Executive shall remain employed by the Company in the role of Chief Operating Officer with the usual and customary duties and services generally appertaining to such position, as well as such additional duties and services appropriate to such position which the Company and Executive mutually may agree upon from time to time. Between the Transition Date and the Separation Date (the “Transition Period”), Executive shall remain employed by the Company in the role of Chief of Staff to the Company’s Chief Executive Officer and in such role shall use his reasonable efforts to perform the following duties: (i) support the effective implementation of the Company’s new TCE-inspired core menu, (ii) assist with the Company’s efforts to accelerate profitable growth in the Company’s catering business, (iii) lead the facilities and construction department inclusive of helping develop a smaller and lower cost prototype design, (iv) identify and execute local marketing opportunities to generate profitable sales growth and (v) provide transition and any other services appropriate to such position as and when reasonably requested by the Chief Executive Officer (such transition of roles, the “Transition”). Additionally, from and after the Effective Date, Executive acknowledges and agrees that he will adhere to any agreement between Executive and the Company governing or otherwise concerning communications to internal and external stakeholders regarding the transition of Executive’s role (as contemplated hereby). During the Transition Period, the Parties acknowledge and agree that Executive’s level of services with the Company shall in no event decrease below 20% of the average level of services provided by Executive during the immediately preceding 36-month period, such that Executive does not experience a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”). The Parties acknowledge and agree that

Executive will experience a separation from service (as defined in Section 409A) on the Separation Date.

2.Good Reason. For the avoidance of doubt, Executive hereby acknowledges and agrees that the Transition (including all changes to Executive’s authority, duties, status or responsibilities that will occur in connection therewith) will not provide Executive with a right to resign his employment with the Company for “Good Reason” (whether as defined (a) in that certain Employment Agreement by and between the Company and Executive, dated as of October 27, 2020 (the “Employment Agreement”), (b) in any equity or equity-based award agreement between Executive and the Company or (c) in any other agreement between Executive and the Company or any of its affiliates that provides Executive with a right to resign employment for “good reason” or any term of similar import).

3.Compensation.

a.    Base Salary. During the Term, Executive shall continue to receive an     annualized base salary of $376,362 (payable in accordance with the Company’s ordinary payroll practices) (the “Base Salary”).

b.    Retention Bonus. Executive shall be eligible to receive a $100,000 retention bonus (the “Retention Bonus”), which will vest subject to Executive’s continued employment in good standing through the Separation Date. The Retention Bonus, once vested, will be paid to Executive within sixty (60) days following the Separation Date, less applicable taxes and withholdings. Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or by the Executive for Good Reason (as defined below) prior to the Separation Date, any unpaid portion of the Retention Bonus will automatically vest and will be paid to Executive within sixty (60) days following Executive’s termination date, subject to Executive’s execution and non-revocation of the Supplemental Release (as defined below).

c.    Annual Bonus. Executive shall be eligible to continue to participate in the     Company’s annual cash incentive bonus program for the 2024 and 2025 calendar years on the same terms and conditions as applicable to other similarly situated executives (including, following the Transition Date, the Executive’s successor as Chief Operating Officer of the Company); provided, however, that Executive’s 2025 annual bonus shall be calculated by multiplying (i) the amount of such annual bonus based on actual results for the 2025 calendar year by (ii) a fraction, the numerator of which is the number of days worked by Executive during 2025 and the denominator of which is 365. Executive’s 2025 annual bonus, if any, shall be paid at the same time as bonuses are paid to other similarly situated executives.

d.    Equity Compensation. During the Term (including, for the avoidance of doubt, the Transition Period), Executive shall continue to vest in all outstanding Company equity awards in accordance with the terms of the applicable plan and the award agreements issued to Executive thereunder (collectively, the “Award Agreements”).

e.    Employee Benefits. During the Term, Executive shall remain eligible for all other employee benefits (including, without limitation, group insurance plans and savings and retirement plans) on the same terms and conditions as applicable to other similarly situated executives (including, following the Transition Date, the Executive’s successor as Chief Operating Officer of the Company), subject to applicable plan terms as in effect from time to time. The Company reserves the right to amend, modify or discontinue its benefit programs from time to time and nothing herein will be construed to limit such right.

f.    Reimbursement of Expenses. The Company shall pay or reimburse Executive for the attorney fees and expenses incurred by Executive in connection with the review, negotiation and drafting of this Agreement in the aggregate amount of up to $7,500 within thirty (30) days after Executive’s delivery to the Company of a summary of such services and the fees and expenses incurred. During the Term, the Company shall promptly reimburse the Executive for all reasonable out of pocket travel, entertainment, and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his responsibilities or services under this Agreement upon the submission of appropriate documentation pursuant to the Company’s policies in effect from time to time.

4.Termination of Employment. Notwithstanding anything herein to the contrary, Executive’s employment with the Company may end prior to the Separation Date for any reason. In the event of any termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, in each case, prior to the Separation Date, Executive shall, subject to his execution and non-revocation of the Supplemental Release, continue to receive payment of the Base Salary through the Separation Date. Notwithstanding the foregoing, if such termination of employment by the Company without Cause or by Executive for Good Reason occurs both (i) prior to the Separation Date and (ii) during a “CIC Protection Period” (as defined in the Employment Agreement), then Executive shall instead, subject to his execution and non-revocation of the Supplemental Release, be entitled to the severance payments and benefits described in Section 5(b) of the Employment Agreement applicable to a qualifying termination of employment occurring during a CIC Protection Period.

For purposes of this Agreement, the term “Good Reason” shall mean, in the absence of the written consent of Executive: (i) the Board requiring Executive to relocate Executive’s principal place of employment from its location as of the Effective Date; (ii) a material breach by the Company of this Agreement or of any material provision of any other agreement between Executive and the Company; (iii) a change of Executive’s title, authority, duties or reporting relationship (A) as Chief Operating Officer of the Company reporting to the Chief Executive Officer of the Company prior to the Transition Date or (B) as Chief of Staff to the Chief Executive Officer of the Company reporting to the Chief Executive Officer of the Company on or after the Transition Date; or (iv) a reduction in the Base Salary or Executive’s target annual bonus opportunity. If circumstances arise giving Executive the right to resign for Good Reason, Executive must, within thirty (30) days after Executive has actual knowledge of the existence of such circumstances that constitute Good Reason, notify the Company in writing of such circumstances, describing such circumstances with particularity and specifically citing this Section 4, and the Company shall have thirty (30) days from receipt of such notice within which to investigate and remedy any such circumstances; if such circumstances exist and are not remedied within such 30-day period, then Executive shall thereafter have a period of thirty (30) days after the expiration of such period (the “Exercise Period”) within which to exercise the right to resign for Good Reason. If Executive does not exercise his right to resign for Good Reason within the applicable Exercise Period with respect to such circumstances, then the right to resign for Good Reason with respect to such circumstances shall lapse and be deemed waived, and Executive shall not thereafter have the right to resign for Good Reason unless further circumstances occur giving rise independently to a right to resign for Good Reason hereunder.

In connection with the Separation, all of Executive’s then outstanding equity awards shall be governed as set forth in the applicable Award Agreement. Except as expressly set forth in this Agreement, Executive will be entitled to no other benefits or further compensation from the Company. Executive expressly acknowledges and agrees that he is not entitled to any severance payments or benefits in connection with the Transition or the Separation, whether under the Employment Agreement or any other employment, severance or other plan, program, policy, agreement or arrangement by or with the Company or any of its affiliates.

5.    General Release of Claims.

(a) For good and valuable consideration, including the consideration set forth in Section 3 hereof, Executive knowingly and voluntarily (for and on behalf of Executive, Executive’s family, and Executive’s heirs, executors, administrators and assigns) hereby releases and forever discharges the Company and its affiliates, predecessors, successors and subsidiaries, and the foregoing entities’ respective equity-holders, officers, directors, managers, members, partners, employees, agents, representatives, and other affiliated persons, and the Company’s and its affiliates’ benefit plans (and the fiduciaries and trustees of such plans) (collectively, the “Company Parties”), from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with any Company Party and any other acts or omissions related to any matter occurring on or prior to the date that Executive executes this Agreement, including (i) any alleged violation through such time of: (A) any federal, state or local anti-discrimination or anti-retaliation law, regulation or ordinance, including the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code and the Americans with Disabilities Act of 1990; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) the Colorado Anti-Discrimination Act, the Lawful Off-Duty Activities Statute, the Personnel Files Employee Inspection Right Statute, the Colorado Labor Peace Act, the Colorado Labor Relations Act, the Colorado Equal Pay Act, the Colorado Minimum Wage Order, and any other labor related law in the State of Colorado, each as amended; (H) any other federal, state or local wage and hour law; (I) any other local, state or federal law, regulation or ordinance; or (J) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to a Released Claim (as defined below); and (iii) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration received by Executive pursuant to this Agreement, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b) In no event shall the Released Claims include (i) any claim that arises after the date that Executive signs this Agreement; (ii) any claim to vested benefits under an employee benefit plan that is subject to ERISA; (iii) any claim for breach of, or otherwise arising out of, this Agreement; (iv) any claim for indemnification, advancement of expenses or D&O liability insurance coverage under any indemnification agreement with the Company or the Company’s governing documents or the Company’s D&O insurance policies; or (v) any claim that cannot be waived by law. Further notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief from a Company Party as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Agreement prohibits or restricts Executive from filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other governmental agency, entity or authority (each, a “Government Agency”), in each case without prior notice to or consultation with the Company. This Agreement does not limit Executive’s right to receive an award for information provided to a Government Agency.

6.    Representations and Warranties Regarding Claims. Executive represents and warrants that, as of the time at which Executive signs this Agreement, Executive has not filed or joined any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive signs this Agreement. Executive further represents and warrants that Executive has not made any assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties with respect to any Released Claim.

7.    Restrictive Covenants. Executive hereby acknowledges and agrees that he will continue to be bound by and comply with the restrictive covenants set forth in the Employment Agreement, as well as the terms of any restrictive covenant obligations owed by Executive to the Company or any of its subsidiaries or affiliates (collectively, the “Restrictive Covenant Obligations”), through the Transition Period and following the Separation Date and thereafter. Should Executive fail to comply with the Restrictive Covenant Obligations in all material respects, Executive agrees that he shall not be entitled to the payments and benefits under this Agreement.

8.    Return of Property. Executive represents and warrants that Executive will (i) upon the Separation Date or (ii) at any earlier date upon the request of the Company, return to the Company all property belonging to the Company or any other Company Party, including all computer files, electronically stored information, computers and other materials and items provided to Executive by the Company or any other Company Party in the course of Executive’s employment and Executive further represents and warrants that Executive has not and will not maintain a copy of any such materials or items in any form.

9.    Cooperation. For a period of 18 months following the Separation Date, Executive agrees to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. Executive understands and agrees that Executive’s cooperation may include, but not be limited to, making Executive available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information received by Executive in Executive’s capacity as an Executive; and turning over to the Company all relevant documents which are or may come into Executive’s possession in Executive’s capacity as an Executive or otherwise, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments. The Company shall pay all reasonable expenses incurred by Executive in providing such cooperation.

10.    Executive’s Acknowledgements. By executing and delivering this Agreement, Executive expressly acknowledges that:

(a)    Executive has been given at least 21 days to review and consider this Agreement. If Executive signs this Agreement before the expiration of 21 days after Executive’s receipt of this Agreement, Executive has knowingly and voluntarily waived any longer consideration period than the one provided to Executive. No changes (whether material or immaterial) to this Agreement shall restart the running of this 21-day period;

(b)    Executive is receiving, pursuant to this Agreement, consideration in addition to anything of value to which Executive is already entitled;

(c)    Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive’s choice and that Executive has had an adequate opportunity to do so prior to executing this Agreement;

(d)    Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated herein; and Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Agreement;

(e)    The only matters relied upon by Executive in causing Executive to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and

(f)    No Company Party has provided any tax or legal advice regarding this Agreement, and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof.

11.    Revocation Right. Notwithstanding the initial effectiveness of this Agreement upon execution by the Parties, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date that he signs this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered personally or by courier to the Company, Attn: Drew Madsen, Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021 no later than 11:59 pm MT on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, the release of claims set forth in Section 4 will be of no force or effect and Executive will not receive the benefits set forth in Section 3 hereof.

12.    Supplemental Release. Within 21 days following the Separation Date, Executive shall execute the Confirming Release Agreement that is attached as Exhibit A (the “Supplemental Release”) and return the same to the Company, Attn: Drew Madsen, Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021.

13.    Governing Law. This Agreement shall be governed by the laws of the State of Colorado without reference to its principles of conflict of law. This Agreement is intended to supplement, and not supersede, any remedies or claims that may be available to the Company under applicable common and/or statutory law, including, without limitation, any common law and/or statutory claims relating to the misappropriation of trade secrets and/or unfair business practices.

14.    Counterparts. This Agreement may be executed in several counterparts, including by .PDF or .GIF attachment to email or by facsimile, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.

15.    Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged. This Agreement constitutes the entire agreement of the Parties with regard to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, between Executive and any Company Party with regard to the subject matter hereof. For the avoidance of doubt, Executive acknowledges and agrees that the only separation-related pay and benefits to which he is entitled are those expressly set forth in this Agreement.

16.    Third-Party Beneficiaries. Executive expressly acknowledges and agrees that each Company Party that is not a party to this Agreement shall be a third-party beneficiary of Section 4 hereof and of the Supplemental Release and entitled to enforce such provisions as if it were a party hereto.

17.    Further Assurances. Executive shall, and shall cause Executive’s affiliates, representatives and agents to, from time to time at the request of the Company and without any additional consideration, furnish the Company with such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable, as determined in the sole discretion of the Company, to carry out the provisions of this Agreement.

18.    Severability. Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

19.    Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words “hereof,” “herein” and “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any Party, whether under any rule of construction or otherwise. This Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

20.    No Assignment. No right to receive payments and benefits under this Agreement shall be subject to set off, offset, anticipation, commutation, alienation, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law.

21.    Withholdings; Deductions. The Company may withhold and deduct from any payments or benefits made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any other deductions consented to in writing by Executive.

22.    Section 409A. This Agreement and the benefits provided hereunder are intended be exempt from, or compliant with, the requirements of Section 409A and shall be construed and administered in accordance with such intent. Each installment payment under this Agreement shall be deemed and treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth beneath their names below, effective for all purposes as provided above.

EXECUTIVE

/s/ Brad West
Brad West

Date:	September 7, 2024

NOODLES & COMPANY

By:	/s/ Drew Madsen
Name:	Drew Madsen
Title:	Chief Executive Officer

Date:	September 10, 2024

SIGNATURE PAGE TO
TRANSITION SERVICES AND SEPARATION AGREEMENT

EXHIBIT A

CONFIRMING RELEASE AGREEMENT

This Confirming Release Agreement (the “Supplemental Release”) is that certain Supplemental Release referenced in the Transition Services and Separation Agreement (the “Separation Agreement”), entered into by and between Noodles & Company (the “Company”) and Brad West (“Executive”). Unless sooner revoked by Executive pursuant to the terms of Section 5 below, Executive’s acceptance of this Supplemental Release becomes irrevocable and this Supplemental Release becomes effective on the eighth day after Executive signs it. Capitalized terms used herein that are not otherwise defined have the meanings assigned to them in the Separation Agreement. In signing below, Executive agrees as follows:

1.Receipt of Leaves and Other Compensation. Executive acknowledges and agrees that, with the exception of any unpaid base salary earned by Executive in the pay period that the Separation Date occurred and settlement of outstanding equity awards in accordance with the terms of the Award Agreements and the Separation Agreement, Executive has been paid in full all bonuses, been provided all benefits, and otherwise received all wages, compensation and other sums that Executive has been owed by each Company Party. Executive further acknowledges and agrees that Executive has received all leaves (paid and unpaid) that Executive has been entitled to receive from each Company Party.

2.Release of Liability for Claims.

(a) For good and valuable consideration, including the consideration set forth in Section 3 of the Separation Agreement, Executive knowingly and voluntarily (for and on behalf of Executive, Executive’s family, and Executive’s heirs, executors, administrators and assigns) hereby releases and forever discharges the Company Parties from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date that Executive executes this Supplemental Release, including (i) any alleged violation through such time of: (A) any federal, state or local anti-discrimination or anti-retaliation law, regulation or ordinance, including the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code and the Americans with Disabilities Act of 1990; (B) ERISA; (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) the Colorado Anti-Discrimination Act, the Lawful Off-Duty Activities Statute, the Personnel Files Employee Inspection Right Statute, the Colorado Labor Peace Act, the Colorado Labor Relations Act, the Colorado Equal Pay Act, the Colorado Minimum Wage Order, and any other labor related law in the State of Colorado, each as amended; (H) any other federal, state or local wage and hour law; (I) any other local, state or federal law, regulation or ordinance; or (J) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to a Further Released Claim (as defined below); and (iii) any claim for compensation or benefits of any kind not expressly set forth in this Supplemental Release or the Separation Agreement (collectively, the “Further Released Claims”). This Supplemental Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for any consideration received by Executive pursuant to Section 3 of the Separation Agreement, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b) In no event shall the Further Released Claims include (i) any claim that arises after the date that Executive signs this Supplemental Release; (ii) any claim to vested benefits under an employee benefit plan that is subject to ERISA; (iii) any claim for breach of, or otherwise arising out of, this Supplemental Release; (iv) any claim for indemnification, advancement of expenses or D&O liability insurance coverage under any indemnification agreement with the Company or the Company’s governing documents or the Company’s D&O insurance policies; or (v) any claim that cannot be waived by law. Further notwithstanding this release of liability, nothing in this Supplemental Release prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Supplemental Release) with the EEOC or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief from a Company Party as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Supplemental Release or the Separation Agreement prohibits or restricts Executive from filing a charge or complaint with, or cooperating in any investigation with, any Government Agency), in each case without prior notice to or consultation with the Company. This Supplemental Release does not limit Executive’s right to receive an award for information provided to a Government Agency.

3. Representations and Warranties Regarding Claims. Executive represents and warrants that, as of the time at which Executive signs this Supplemental Release, Executive has not filed or joined any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive signs this Supplemental Release. Executive further represents and warrants that Executive has not made any assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties with respect to any Further Released Claim.

4. Executive’s Acknowledgements. By executing and delivering this Supplemental Release, Executive expressly acknowledges that:

(a)    Executive has been given at least 21 days to review and consider this Supplemental Release. If Executive signs this Supplemental Release before the expiration of 21 days after Executive’s receipt of this Supplemental Release, Executive has knowingly and voluntarily waived any longer consideration period than the one provided to Executive. No changes (whether material or immaterial) to this Supplemental Release shall restart the running of this 21-day period;

(b)    Executive is receiving, pursuant to this Supplemental Release, consideration in addition to anything of value to which Executive is already entitled;

(c)    Executive has been advised, and hereby is advised in writing, to discuss this Supplemental Release with an attorney of Executive’s choice and that Executive has had an adequate opportunity to do so prior to executing this Supplemental Release;

(d)    Executive fully understands the final and binding effect of this Supplemental Release; the only promises made to Executive to sign this Supplemental Release are those stated herein; and Executive is signing this Supplemental Release knowingly, voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Supplemental Release;

(e)    The only matters relied upon by Executive in causing Executive to sign this Supplemental Release are the provisions set forth in writing within the four corners of this Supplemental Release; and

(f)    No Company Party has provided any tax or legal advice regarding this Supplemental Release, and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Supplemental Release with full understanding of the tax and legal implications thereof.

5. Revocation Right. Notwithstanding the initial effectiveness of this Supplemental Release, Executive may revoke the delivery (and therefore the effectiveness) of this Supplemental Release within the seven-day period beginning on the date Executive executes this Supplemental Release (such seven-day period being referred to herein as the “Supplemental Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered personally or by courier to the Company Attn: Drew Madsen, Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021 no later than 11:59 pm MT on the last day of the Supplemental Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Supplemental Release will be of no force or effect and Executive will not receive the benefits set forth in Section 3 of the Separation Agreement.

EXECUTIVE HAS CAREFULLY READ THIS SUPPLEMENTAL RELEASE, FULLY UNDERSTANDS HIS AGREEMENT, AND SIGNS IT AS HIS OWN FREE ACT.

EXECUTIVE

Brad West

Date: